                                                                    Exhibit 99.1

PLAINS ALL AMERICAN PIPELINE
NEWS RELEASE
-------------------------------------------------------------------------------

CONTACTS: PHILLIP D. KRAMER                    A. PATRICK DIAMOND
          EXECUTIVE VICE PRESIDENT AND CFO     MANAGER, SPECIAL PROJECTS
          (713) 646-4560 - (800) 564-3036      (713) 646-4487 - (800) 564-3036

FOR IMMEDIATE RELEASE

          PLAINS ALL AMERICAN PIPELINE, L.P. ANNOUNCES COMPLETION OF
                STRATEGIC TRANSACTION INVOLVING GENERAL PARTNER

        Board of General Partner Expanded to Include Gary R. Petersen,
                      John T. Raymond and J. Taft Symonds

     (Houston - June 11, 2001) Plains All American Pipeline, L.P. (NYSE: PAA) announced today the completion of a strategic transaction involving its general partner. In connection with the transaction, an investor group comprised of Kayne Anderson Capital Advisors, EnCap Investments, James C. Flores, Strome Investments, John T. Raymond and an entity controlled by Greg L. Armstrong and other members of the management of PAA, acquired an aggregate 54% ownership interest in the general partner from a subsidiary of Plains Resources Inc. (AMEX: PLX). In addition, Plains Resources has made available an incremental 2% aggregate ownership in the general partner to the management entity. At the closing of the transaction, a new entity owned by the investor group became the general partner of PAA. As a result of this transaction and a recent equity offering conducted by the Partnership, Plains Resources' effective ownership in PAA has been reduced to 34% from 54%.

     Greg L. Armstrong, Chairman and CEO of Plains All American said, "This transaction is a very significant event in Plains All American's history. This transaction allows the Partnership's senior management team to focus 100% of its efforts on aggressively increasing the level of distributions to its unitholders."

     Armstrong also noted the alignment of interests among the new owners, the senior management of PAA and Plains All American's unitholders based on their significant investment in both the general partner and the Partnership's units. In connection with the transaction, the board of the general partner was reconstituted and expanded to include three additional members.

     "We are very pleased to have Gary Petersen, John Raymond and Taft Symonds join our board. They share our vision of aggressive growth for Plains All American and bring a wealth of experience and expertise to the board. In addition, the owners of the new general partner bring to

                                   --MORE--
bear substantial capital resources and industry expertise that will enhance the growth profile of the Partnership," said Armstrong.

PLAINS ALL AMERICAN'S SENIOR MANAGEMENT TEAM

     Following are the members of Plains All American's management team:

        Greg L. Armstrong, Chairman and Chief Executive Officer
        Harry Pefanis, President and Chief Operating Officer
        Phil Kramer, Executive Vice President and Chief Financial Officer George Coiner, Senior Vice President
        Al Lindseth, Vice President, Administration
        Tim Moore, Vice President and General Counsel
        Mark Shires, Vice President, Operations
        Al Swanson, Treasurer
        Larry Dreyfuss, Associate General Counsel and Assistant Secretary
        A. Patrick Diamond, Manager, Special Projects

BOARD OF DIRECTORS

     The Board of Directors of Plains All American GP LLC, the governing entity for Plains All American's general partner is comprised of seven directors as follows:

     Greg L. Armstrong, Chairman and Chief Executive Officer, Plains All
      American
     Everardo Goyanes, President and CEO, Liberty Energy Holdings
     Gary R. Petersen, Managing Director, Encap Investments LLC
     John T. Raymond, EVP and Chief Operating Officer, Plains Resources Inc. Robert V. Sinnott, Vice President, Kayne Anderson Investment Management,
      Inc.
     Arthur L. Smith, Chairman, John. S. Herold, Inc.
     J. Taft Symonds, Chairman of the Board, Maurice Pincoffs Co., Inc.

OWNERSHIP OF GENERAL PARTNER

     The new general partner of PAA is owned, directly or indirectly, as follows:

     Plains Resources Inc.              44%
     Kayne Anderson Capital Advisors    20%
     James C. Flores                    19%
     EnCap Investments                   9%
     PAA Management                      4%
     Strome Investments                  3%
     John T. Raymond                     1%

     The foregoing percentages are approximate and include ownership attributable to the option on the incremental 2% held by Plains All American's management team.

                                   --MORE--

INVESTOR GROUP

     Kayne Anderson Capital Advisors is a Los Angeles-based registered investment advisor that was founded in 1984. It manages the assets of individuals, institutions and a series of private investment funds. Its largest fund, Kayne Anderson Energy Fund, LP, concentrates on investing in public and private oil and gas companies. Together with its affiliate, Kayne Anderson Rudnick Investment Management, Kayne Anderson manages over $6.5 billion in assets.

     EnCap Investments LLC is a Houston-based oil and gas institutional fund management firm that was founded in 1988. It manages more than $600 million in institutional oil and gas investment funds in the United States, as well as Energy Capital Investment Company, PLC, a publicly traded investment company in the United Kingdom. EnCap is a subsidiary of El Paso Energy Corporation.

     James C. Flores, is Chairman and CEO of Plains Resources Inc. and John T. Raymond is Executive Vice President and Chief Operating Officer of Plains Resources Inc.

     Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. The risks and uncertainties associated with the Partnership's business include, among other things, demand for various grades of crude oil and resulting changes in pricing conditions, successful third party drilling efforts and completion of announced oil-sands projects, availability of third party production volumes for transportation and marketing, regulatory changes, the availability of acquisition opportunities on terms favorable to the Partnership, the availability to Plains All American of credit on satisfactory terms, successful integration and future performance of recently acquired assets, and other factors and uncertainties inherent in the marketing, transportation, terminalling, gathering and storage of crude oil discussed in the Partnership's filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the period ended December 31, 2000.

     Plains All American Pipeline, L.P. is engaged in interstate and intrastate crude oil transportation, terminalling and storage, as well as crude oil gathering and marketing activities, primarily in California, Texas, Oklahoma, Louisiana, the Gulf of Mexico and the Provinces of Alberta and Saskatchewan. The Partnership's common units are traded on the New York Stock Exchange under the symbol "PAA". The Partnership is headquartered in Houston, Texas.

                                     # # #